--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: December 31, 2001
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name AND Ticker or Trading Symbol
    Blake             S.             Prestley       quiring Statement      Friendly Ice Cream Corporation  FRND
                                                    (Month/Day/Year)
-------------------------------------------------   11/29/2000          ------------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----                  N/A
6799 South Marina Way, Sailfish Point               Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                        N/A                 ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
   Stuart, Florida 34996                                                                                       ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, $.01 Par Value                            641,800                             D
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Common Stock, $.01 Par Value                            100,000                             I       By SPB Family Limited
                                                                                                    Partnership   See Note 1
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Common Stock, $.01 Par Value                             10,000                             I       By The Helen D. Blake 1993 Trust
                                                                                                    See Note 2

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-96)


(Continued)

                     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:




                                                                               /s/ S. Prestley Blake             December 8, 2000
                                                                       -------------------------------------  ----------------------
                                                                          **Signature of Reporting Person             Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                            Page 2
                                                                                                                   SEC 1473 (7-96)

                               ADDENDUM TO FORM 3
                               ------------------


NAME AND ADDRESS OF REPORTING PERSON:
------------------------------------
S. Prestley Blake
6799 South Marina Way
Sailfish Point
Stuart, Florida 34996

DATE OF EVENT REQUIRING STATEMENT:
---------------------------------
November 29, 2000

ISSUER NAME AND TICKER OR TRADING SYMBOL:
----------------------------------------
Friendly Ice Cream Corporation   FRND


NOTES TO TABLE I:
----------------

Note 1: Represents all the shares of Common Stock owned by SPB Family Limited Partnership, of which S. Prestley Blake is the sole general partner.

Note 2: Represents all of the shares of Common Stock owned by The Helen D. Blake 1993 Trust, of which S. Prestley Blake's spouse, Helen D. Blake, is a trustee. By virtue of his relationship as spouse to the trustee, Mr. Blake may be deemed to own beneficially all of the shares of Common Stock owned by The Helen D. Blake 1993 Trust. However, S. Prestley Blake disclaims any beneficial interest in the Common Stock owned by The Helen D. Blake 1993 Trust.